FOR IMMEDIATE RELEASE
Exhibit 99.1

CONTACT:	Glen L. Ponczak (Investors) (414) 524-2375 Fraser Engerman (Media) (414) 524-2733	October 29, 2015

Johnson Controls reports 2015 fourth quarter adjusted earnings up 7 percent and releases Q1 fiscal 2016 guidance

MILWAUKEE, Oct. 29, 2015 . . . For the fourth quarter of fiscal 2015, Johnson Controls, Inc., (NYSE: JCI), a global multi-industrial company, reported net income from continuing operations of $3 million on $8.7 billion in revenues. Adjusted non-GAAP diluted earnings per share from continuing operations for the quarter were a record $1.04. As a result of the previously announced sale of its Global Workplace Solutions (GWS) business, the Company has reclassified GWS results to discontinued operations. Prior year financial statements have been revised accordingly.

Excluding transaction / integration / separation costs and non-recurring items in the fourth quarter, continuing operations highlights include:

•
Net revenues of $8.7 billion versus $10.0 billion in Q4 2014, due primarily to the deconsolidation of the company’s automotive interiors business and foreign exchange. Excluding the impact of the deconsolidation of the interiors business and foreign exchange, sales increased 3 percent.

•	Segment income from continuing operations of $939 million compared with $911 million a year ago, up 3 percent (up 8 percent excluding foreign exchange)

•	Segment income margins increased 150 basis points versus the 2014 fourth quarter

•	Diluted earnings per share of $1.04 were up 7 percent versus $0.97 in the same quarter last year

Non-recurring items that impacted reported Q4 2015 and Q4 2014 income from continuing operations include:

2015 fourth quarter (net charge of $1.04 per share)

•	Non-cash mark-to-market pension and postretirement losses of $422 million ($257 million after-tax)

•	Transaction, integration and separation costs of $34 million ($28 million after-tax)

•	Restructuring and non-cash impairment charges of $397 million ($310 million after-tax) primarily related to Automotive Seating plant restructuring as well as asset impairments

•	Net gain from divested businesses of $145 million ($38 million after-tax)

•	Non-recurring net tax expense of $124 million mainly due to foreign cash repatriation related to business divestitures

2014 fourth quarter (net charge of $0.48 per share)

•	Non-cash mark-to-market pension and postretirement and settlement losses of $252 million ($188 million after-tax)

•	Transaction and integration costs of $19 million ($15 million after-tax)

•	Restructuring and non-cash impairment charges of $162 million ($135 million after-tax) primarily related to the Building Efficiency reorganization

•	Non-recurring net tax benefit of $17 million

“We ended fiscal 2015 with solid contributions from all of our businesses, continuing the strong performance we have seen throughout the year,” said Alex Molinaroli, Johnson Controls chairman, president and chief executive officer. “While the macro-economic environment is challenging in some key markets, each of our businesses again generated significant margin improvements in the fourth quarter and we see increasing benefits from the Johnson Controls Operating System across the company. We enter the new fiscal year well-positioned to execute on our enterprise plan and deliver long-term shareholder value.”

Business results (Excluding transaction / integration / separation costs and non-recurring items)

Building Efficiency sales in the fiscal 2015 fourth quarter were $2.9 billion, level with the same quarter last year. Excluding foreign currency, revenues increased 5 percent, with growth in North America Systems and Service and the Middle East offset by softness in Europe.

Orders in the quarter, excluding foreign exchange, were 4 percent lower year-over-year. Order growth of more than 4 percent in the core North American branch business was more than offset by weakness in the Federal government business as well as softness in Europe and Asia. The Federal government decline is primarily related to delays and reduced funding caused by Congressional Continuing Resolution deferrals. The backlog of projects at the end of the quarter, adjusted for foreign exchange, decreased 1 percent, to $4.5 billion; however, the North American bidding activity remains strong.

Building Efficiency segment income was $351 million, up 5 percent (8 percent excluding foreign exchange) from $335 million in the fiscal 2014 fourth quarter, due primarily to higher volumes and favorable price / mix. Segment margins for the 2015 fourth quarter were 12.1 percent, up 60 basis points from the prior year quarter.

In the quarter, Johnson Controls announced a number of new product introductions as it advances its strategy to broaden its equipment offerings, including the P2000 security management system, an award winning gas turbine inlet air cooling solution to optimize power plant performance, and the Champion LX series packaged units for residential and light commercial applications. In addition, the company launched Hitachi variable refrigerant flow (VRF) in North America and opened its VRF training facility in Dallas, Texas.

Power Solutions sales in the fiscal fourth quarter of 2015 were $1.7 billion, down 6 percent versus the 2014 quarter. Excluding the impact of foreign exchange, sales increased 3 percent, with higher volumes in all regions. Global shipments of AGM batteries for start-stop vehicles increased 44 percent compared with the prior year quarter.

Power Solutions segment income was $340 million, up 5 percent (11 percent excluding foreign exchange), versus $325 million in the fourth quarter of 2014 due to improved product mix, higher volumes and operational efficiencies. Segment margins for the 2015 fourth quarter were 20.2 percent, up 200 basis points from the prior year quarter.

During the quarter, the company announced plans to expand AGM production capacity in China. It also signed a memorandum of understanding with Beijing Automotive Industry Group Co., Ltd. (BAIC) to accelerate its expansion in the Chinese automotive market. At the Energy Storage North America conference in October, the company formally announced its entry into the lithium ion distributed energy storage market with new product solutions to optimize energy management performance and costs for building owners and utilities. Navigant forecasts this nascent market will grow to $16 billion by 2024.

Automotive Experience sales in the quarter declined 21 percent to $4.2 billion versus $5.3 billion last year, due primarily to the deconsolidation of the interiors business as a result of the July 2015 formation of the Yanfeng automotive interiors joint venture. Excluding the impact of the interiors deconsolidation and foreign exchange, sales grew 3 percent, approximately in-line with global industry production. Revenues in China, which are primarily generated through non-consolidated joint ventures, increased 27 percent to $2.3 billion (decreased 3 percent to $1.7 billion excluding the impact of the Yanfeng interiors joint venture), while industry production decreased 5 percent versus last year.

Automotive Experience segment income was $248 million, 1 percent lower than the same quarter last year. Excluding the impact of foreign exchange, segment income increased 4 percent in the quarter primarily due to higher seating volumes.

Full year 2015 results (Excluding transaction / integration / separation costs and non-recurring items)
Johnson Controls fiscal 2015 revenues were $37.2 billion, a decrease of 4 percent from $38.7 billion in 2014 due primarily to the deconsolidation of the interiors business and foreign exchange. Excluding the impact of these items, sales increased 5 percent. Segment income totaled $3.2 billion, up 12 percent (16 percent excluding foreign exchange), from $2.9 billion last year. Segment income margins for the year improved by 120 basis points. Adjusted non-GAAP diluted earnings per share from continuing operations for the year were a record $3.42, an increase of 14 percent from $3.00 in 2014.
Several actions intended to improve long-term shareholder value were undertaken in fiscal 2015, including:

•	$1.4 billion share repurchases

•	Quarterly dividend increase of 18 percent

•	Execution of the Johnson Controls Operating System to leverage scale, technology and expertise across the enterprise

•	Global workforce reductions targeting $250 million in future cost savings

•	Significant business portfolio activities:

•	Completed Yanfeng Automotive Interiors joint venture

•	Completed the divestiture of the Global Workplace Solutions business

•	Completed the Hitachi joint venture (October 1, 2015) to obtain number two market share in VRF (variable refrigerant flow) systems in China

•	Announced the future spin-off of the Automotive business with a target date of October 1, 2016

“Our ability to achieve record results while executing on our portfolio changes is a testament to the commitment of our employees and leadership team,” said Molinaroli. “Fiscal 2015 was a year of transformation and execution as we change our portfolio and build upon our foundation for operational excellence and growth in the future. We are well-positioned to deliver record growth and profitability as we enter fiscal 2016.”

Fiscal 2016 outlook

For the first quarter of 2016, the company expects earnings of $0.80 - $0.83 per diluted share an increase of 8 -12% versus the prior year first quarter. This guidance excludes transaction, integration, separation and non-recurring items. Johnson Controls will provide full fiscal year 2016 guidance at its annual New York analyst day on Dec. 1, 2015.

Molinaroli added, “We have a solid start to fiscal 2016 in all of our businesses. Through our capital allocation strategies, we’re focusing Johnson Controls on growth technologies and markets with higher returns. Delivering on our commitments remains our highest priority. I would like to thank all Johnson Controls employees across the globe for embracing the continuing changes to our company as we work together to achieve even higher levels of success.”

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FORWARD-LOOKING STATEMENTS

Johnson Controls, Inc. has made statements in this document that are forward-looking and, therefore, are subject to risks and uncertainties. All statements in this document other than statements of historical fact are statements that are, or could be, deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In this document, statements regarding future financial position, sales, costs, earnings, cash flows, other measures of results of operations, capital expenditures or debt levels and plans, objectives, outlook, targets, guidance or goals are forward-looking statements. Words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “forecast,” “project” or “plan” or terms of similar meaning are also generally intended to identify forward-looking statements. Johnson Controls cautions that these statements are subject to numerous important risks, uncertainties, assumptions and other factors, some of which are beyond the company’s control, that could cause Johnson Controls’ actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include potential impacts of the planned separation of the Automotive Experience business on business operations, assets or results, required regulatory approvals that are material conditions for proposed transactions to close, the strength of the U.S. or other economies, automotive vehicle production levels, mix and schedules, energy and commodity prices, availability of raw materials and component products, currency exchange rates, and cancellation of or changes to commercial contracts, as well as other factors discussed in Item 1A of Part I of Johnson Controls’ most recent Annual Report on Form 10-K for the year ended September 30, 2014 and Johnson Controls’ subsequent Quarterly Reports on Form 10-Q. Shareholders, potential investors and others should consider these factors in evaluating the forward-looking statements and should not place undue reliance on such statements. The forward-looking statements included in this document are only made as of the date of this document, and Johnson Controls assumes no obligation, and disclaims any obligation, to update forward-looking statements to reflect events or circumstances occurring after the date of this document.

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ABOUT JOHNSON CONTROLS

Johnson Controls is a global diversified technology and industrial leader serving customers in more than 150 countries. Our 130,000 employees create quality products, services and solutions to optimize energy and operational efficiencies of buildings; lead-acid automotive batteries and advanced batteries for hybrid and electric vehicles; and seating components and systems for automobiles. Our commitment to sustainability dates back to our roots in 1885, with the invention of the first electric room thermostat. Through our growth strategies and by increasing market share we are committed to delivering value to shareholders and making our customers successful. In 2015, Corporate Responsibility Magazine recognized Johnson Controls as the #14 company in its annual “100 Best Corporate Citizens” list. For additional information, please visit http://www.johnsoncontrols.com. Follow Johnson Controls Investor Relations on Twitter at www.twitter.com/JCI_IR.

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October 29, 2015 Page 5 JOHNSON CONTROLS, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in millions, except per share data; unaudited)

	Three Months Ended September 30,
	2015	2014

Net sales	$8,749	$9,952
Cost of sales	7,190	8,205
Gross profit	1,559	1,747

Selling, general and administrative expenses	(1,031)	(1,229)
Restructuring and impairment costs	(397)	(162)
Net financing charges	(73)	(66)
Equity income	100	122

Income from continuing operations before income taxes	158	412

Income tax provision	135	49

Net income from continuing operations	23	363

Income (loss) from discontinued operations, net of tax	346	(17)

Net income	369	346

Less: Income from continuing operations attributable to noncontrolling interests	20	32
Less: Income from discontinued operations attributable to noncontrolling interests	—	5

Net income attributable to JCI	$349	$309

Income from continuing operations	$3	$331
Income (loss) from discontinued operations	346	(22)

Net income attributable to JCI	$349	$309

Diluted earnings per share from continuing operations	$0.00	$0.49
Diluted earnings (loss) per share from discontinued operations	0.53	(0.03)
Diluted earnings per share	$0.53	$0.46

Diluted weighted average shares	655.2	673.0
Shares outstanding at period end	647.4	665.5

October 29, 2015 Page 6 JOHNSON CONTROLS, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in millions, except per share data; unaudited)

	Twelve Months Ended September 30,
	2015	2014

Net sales	$37,179	$38,749
Cost of sales	30,732	32,444
Gross profit	6,447	6,305

Selling, general and administrative expenses	(3,986)	(4,216)
Restructuring and impairment costs	(397)	(324)
Net financing charges	(288)	(244)
Equity income	375	395

Income from continuing operations before income taxes	2,151	1,916

Income tax provision	600	407

Net income from continuing operations	1,551	1,509

Income (loss) from discontinued operations, net of tax	128	(166)

Net income	1,679	1,343

Less: Income from continuing operations attributable to noncontrolling interests	112	105
Less: Income from discontinued operations attributable to noncontrolling interests	4	23

Net income attributable to JCI	$1,563	$1,215

Income from continuing operations	$1,439	$1,404
Income (loss) from discontinued operations	124	(189)

Net income attributable to JCI	$1,563	$1,215

Diluted earnings per share from continuing operations	$2.18	$2.08
Diluted earnings (loss) per share from discontinued operations	0.19	(0.28)
Diluted earnings per share*	$2.36	$1.80

Diluted weighted average shares	661.5	674.8
Shares outstanding at period end	647.4	665.5

* May not sum due to rounding.

October 29, 2015 Page 7 JOHNSON CONTROLS, INC. CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (in millions; unaudited)

	September 30, 2015	September 30, 2014
ASSETS
Cash and cash equivalents	$597	$409
Accounts receivable - net	5,751	5,871
Inventories	2,377	2,477
Assets held for sale	55	2,157
Other current assets	2,313	2,193
Current assets	11,093	13,107

Property, plant and equipment - net	5,870	6,314
Goodwill	6,824	7,127
Other intangible assets - net	1,516	1,639
Investments in partially-owned affiliates	2,143	1,018
Noncurrent assets held for sale	—	630
Other noncurrent assets	2,289	2,969
Total assets	$29,735	$32,804

LIABILITIES AND EQUITY
Short-term debt and current portion of long-term debt	$865	$323
Accounts payable and accrued expenses	6,264	6,394
Liabilities held for sale	42	1,801
Other current liabilities	3,386	3,176
Current liabilities	10,557	11,694

Long-term debt	5,745	6,357
Other noncurrent liabilities	2,682	2,997
Redeemable noncontrolling interests	212	194
Shareholders' equity attributable to JCI	10,376	11,311
Noncontrolling interests	163	251
Total liabilities and equity	$29,735	$32,804

October 29, 2015 Page 8 JOHNSON CONTROLS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions; unaudited)

	Three Months Ended September 30,
	2015	2014
Operating Activities
Net income attributable to JCI	$349	$309
Income from continuing operations attributable to noncontrolling interests	20	32
Income from discontinued operations attributable to noncontrolling interests	—	5

Net income	369	346

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	213	224
Pension and postretirement benefit expense	412	296
Pension and postretirement contributions	(332)	(102)
Equity in earnings of partially-owned affiliates, net of dividends received	95	(57)
Deferred income taxes	(321)	(269)
Non-cash restructuring and impairment costs	183	93
Gain on business divestitures	(1,140)	—
Fair value adjustment of equity investment	—	(19)
Other - net	17	23
Changes in assets and liabilities, excluding acquisitions and divestitures:
Receivables	(241)	(221)
Inventories	74	2
Restructuring reserves	176	17
Accounts payable and accrued liabilities	537	629
Other assets and liabilities	695	270
Cash provided by operating activities	737	1,232

Investing Activities
Capital expenditures	(315)	(323)
Sale of property, plant and equipment	12	18
Acquisition of businesses, net of cash acquired	—	(16)
Business divestitures, net of cash divested	1,505	266
Other - net	(30)	19
Cash provided (used) by investing activities	1,172	(36)

Financing Activities
Decrease in short and long-term debt - net	(934)	(744)
Stock repurchases	(362)	(50)
Payment of cash dividends	(170)	(146)
Proceeds from the exercise of stock options	44	13
Other - net	(46)	(25)
Cash used by financing activities	(1,468)	(952)
Effect of exchange rate changes on cash and cash equivalents	(57)	(5)
Cash held for sale	—	10
Increase in cash and cash equivalents	$384	$249

October 29, 2015 Page 9 JOHNSON CONTROLS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions; unaudited)

	Twelve Months Ended September 30,
	2015	2014
Operating Activities
Net income attributable to JCI	$1,563	$1,215
Income from continuing operations attributable to noncontrolling interests	112	105
Income from discontinued operations attributable to noncontrolling interests	4	23

Net income	1,679	1,343

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	860	955
Pension and postretirement benefit expense	396	321
Pension and postretirement contributions	(409)	(161)
Equity in earnings of partially-owned affiliates, net of dividends received	(144)	(153)
Deferred income taxes	327	(329)
Non-cash restructuring and impairment charges	183	181
(Gain) loss on business divestitures	(1,340)	111
Fair value adjustment of equity investment	—	(38)
Other - net	89	80
Changes in assets and liabilities, excluding acquisitions and divestitures:
Receivables	(297)	(18)
Inventories	(99)	(311)
Restructuring reserves	(6)	(31)
Accounts payable and accrued liabilities	348	440
Other assets and liabilities	13	5
Cash provided by operating activities	1,600	2,395

Investing Activities
Capital expenditures	(1,135)	(1,199)
Sale of property, plant and equipment	37	79
Acquisition of businesses, net of cash acquired	(22)	(1,733)
Business divestitures, net of cash divested	1,646	225
Other - net	(56)	35
Cash provided (used) by investing activities	470	(2,593)

Financing Activities
Increase in short and long-term debt - net	40	1,241
Stock repurchases	(1,362)	(1,249)
Payment of cash dividends	(657)	(568)
Proceeds from the exercise of stock options	275	186
Other - net	(117)	(22)
Cash used by financing activities	(1,821)	(412)
Effect of exchange rate changes on cash and cash equivalents	(81)	(20)
Cash held for sale	20	(16)
Increase (decrease) in cash and cash equivalents	$188	$(646)

October 29, 2015

FOOTNOTES
1. Business Unit Summary

In the second quarter of fiscal 2015, the Company began reporting its Global Workplace Solutions (GWS) business as a discontinued operation, which required retrospective application to previously reported financial information. As a result, the segment income amounts shown below are for continuing operations and exclude the GWS business segment income of $67 million for the fiscal 2014 fourth quarter and $156 million for fiscal 2014 year-to-date.

	Three Months Ended September 30,					Twelve Months Ended September 30,
(in millions)	2015		2014 (Revised)%			2015		2014 (Revised)%

	(unaudited)					(unaudited)
Net Sales
Building Efficiency	$2,903		$2,904		0%	$10,510		$10,085		4%
Automotive Experience	4,161		5,258		-21%	20,079		22,032		-9%
Power Solutions	1,685		1,790		-6%	6,590		6,632		-1%
Net Sales	$8,749		$9,952			$37,179		$38,749

Segment Income (1)
Building Efficiency	$340		$320		6%	$923		$817		13%
Automotive Experience	370		237		56%	1,182		852		39%
Power Solutions	340		320		6%	1,153		1,052		10%
Segment Income	$1,050	(2)	$877	(2)		$3,258	(3)	$2,721	(3)

Restructuring and impairment costs	(397)		(162)			(397)		(324)
Net financing charges	(73)		(66)			(288)		(244)
Mark to market charge for pension and postretirement plans	(422)		(237)			(422)		(237)
Income from continuing operations before income taxes	$158		$412			$2,151		$1,916

Net Sales
Products and systems	$7,742		$8,912		-13%	$33,513		$34,978		-4%
Services	1,007		1,040		-3%	3,666		3,771		-3%
	$8,749		$9,952			$37,179		$38,749

Cost of Sales
Products and systems	$6,492		$7,504		-13%	$28,214		$29,910		-6%
Services	698		701		0%	2,518		2,534		-1%
	$7,190		$8,205			$30,732		$32,444

(1) Management evaluates the performance of the business units based primarily on segment income, which represents income from continuing operations before income taxes and noncontrolling interests, excluding net financing charges, significant restructuring and impairment costs, and net mark to market adjustments related to pension and postretirement plans.

Building Efficiency - Provides facility systems and services including comfort, energy and security management for the non-residential buildings market and provides heating, ventilating, and air conditioning products and services for the residential and non-residential building markets.

Automotive Experience - Designs and manufactures interior systems and products for passenger cars and light trucks, including vans, pick-up trucks and sport/crossover utility vehicles.

Power Solutions - Services both automotive original equipment manufacturers and the battery aftermarket by providing advanced battery technology, coupled with systems engineering, marketing and service expertise.

(2) The fourth quarter reported segment income numbers include transaction/integration/separation costs and other non-recurring/unusual items. The pre-tax impacts are reported as follows:

	Building Efficiency		Automotive Experience		Power Solutions		Consolidated JCI

	2015	2014 (Revised)	2015	2014 (Revised)	2015	2014 (Revised)	2015	2014 (Revised)
Segment income, as reported	$340	$320	$370	$237	$340	$320	$1,050	$877

Non-recurring/unusual items:
Transaction/integration/separation costs	11	11	23	8	—	—	34	19
Pension settlement loss	—	4	—	6	—	5	—	15
Gain on business divestiture	—	—	(145)	—	—	—	(145)	—

Segment income, excluding non-recurring/unusual items	$351	$335	$248	$251	$340	$325	$939	$911

(3) The year-to-date reported segment income numbers include transaction/integration/separation costs and other non-recurring/unusual items. The pre-tax impacts are reported as follows:

	Building Efficiency		Automotive Experience		Power Solutions		Consolidated JCI

	2015	2014 (Revised)	2015	2014 (Revised)	2015	2014 (Revised)	2015	2014 (Revised)
Segment income, as reported	$923	$817	$1,182	$852	$1,153	$1,052	$3,258	$2,721

Non-recurring/unusual items:
Transaction/integration/separation costs	37	31	54	8	—	—	91	39
Pension settlement loss	—	4	—	6	—	5	—	15
(Gain) loss on business divestiture	—	—	(145)	95	—	—	(145)	95

Segment income, excluding non-recurring/unusual items	$960	$852	$1,091	$961	$1,153	$1,057	$3,204	$2,870

October 29, 2015

2. Earnings Per Share Reconciliation

A reconciliation of earnings per share, as reported, to earnings per share, excluding non-recurring/unusual items and transaction/integration/separation costs, for the respective quarters and year-to-date periods is shown below:

	Net Income Attributable to JCI		Net Income Attributable to JCI from Continuing Operations
	Three Months Ended September 30,		Three Months Ended September 30,
	2015	2014 (Revised)	2015	2014 (Revised)

	(unaudited)		(unaudited)

Earnings per share, as reported	$0.53	$0.46	$—	$0.49

Non-recurring/unusual items, net of tax:
Mark to market for pension and postretirement plans/settlement losses	0.39	0.32	0.39	0.28
Transaction/integration/separation costs	0.10	0.03	0.04	0.02
Gain on business divestitures	(1.04)	—	(0.06)	—
Restructuring and impairment costs	0.47	0.20	0.47	0.20
Discrete tax items	0.61	0.03	0.19	(0.03)

Earnings per share, excluding non-recurring/unusual items*	$1.07	$1.04	$1.04	$0.97

	Net Income Attributable to JCI		Net Income Attributable to JCI from Continuing Operations
	Twelve Months Ended September 30,		Twelve Months Ended September 30,
	2015	2014 (Revised)	2015	2014 (Revised)

	(unaudited)		(unaudited)

Earnings per share, as reported	$2.36	$1.80	$2.18	$2.08

Non-recurring/unusual items, net of tax:
Mark to market for pension and postretirement plans/settlement losses	0.39	0.32	0.39	0.28
Transaction/integration/separation costs	0.22	0.05	0.12	0.05
(Gain) loss on business divestitures	(1.22)	0.34	(0.06)	0.20
Restructuring and impairment costs	0.47	0.42	0.47	0.42
Discrete tax items	1.35	0.29	0.33	(0.03)

Earnings per share, excluding non-recurring/unusual items*	$3.58	$3.24	$3.42	$3.00
* May not sum due to rounding.

3. Mark to Market Pension and Postretirement Plans

The pension and postretirement mark to market gain or loss for each period is treated as a non-recurring/unusual item. The fiscal 2015 fourth quarter includes a mark to market charge for pension and postretirement plans of $422 million. The fiscal 2014 fourth quarter includes a mark to market charge and settlement loss for pension and postretirement plans of $252 million in continuing operations and $38 million in discontinued operations.

4. Divestitures

On September 1, 2015, the Company completed the sale of its Global Workplace Solutions (GWS) business to CBRE Group, Inc. for $1.4 billion and recorded a net gain of $940 million ($643 million after tax) within discontinued operations. The GWS business met the criteria to be classified as a discontinued operation and the condensed consolidated statements of income have been revised for all periods presented. The GWS business is included within assets held for sale and liabilities held for sale in the accompanying condensed consolidated statement of financial position as of September 30, 2014.

On July 2, 2015, the Company completed its global automotive interiors join venture with Yanfeng Automotive Trim Systems. The Company holds a 30 percent equity interest in the joint venture. The majority of the Automotive Interiors business is included within assets held for sale and liabilities held for sale in the accompanying condensed consolidated statement of financial position as of September 30, 2014. The Company recorded a net gain of $145 million ($38 million after tax) related to the Interiors business divestiture.

5. Restructuring

The fiscal 2015 fourth quarter includes restructuring and impairment costs of $397 million related to cost reduction initiatives in the Automotive Experience, Building Efficiency and Power Solutions businesses and at Corporate. The costs consist primarily of workforce reductions, plant closures and asset impairments. The fiscal 2014 fourth quarter includes restructuring and impairment costs of $162 million related primarily to cost reduction initiatives in the Building Efficiency business. The costs consist primarily of workforce reductions and a goodwill impairment charge of $47 million related to Building Efficiency.

6. Income Taxes

The Company's effective tax rate from continuing operations before consideration of discrete tax items, business divestitures, restructuring and impairment costs, transaction/integration/separation costs and other non-recurring items for the fourth quarter and year ending September 30, 2015 and 2014 is approximately 19 percent.

7. Share Repurchase Program

In November 2013, the Company's Board of Directors authorized a $3 billion increase in the share repurchase program bringing the total authorized amount under the repurchase program to $3.65 billion. The share repurchase program does not have an expiration date and may be amended or terminated by the Board of Directions at any time without prior notice. During fiscal 2015, the Company has repurchased approximately $1.362 billion of its shares.

October 29, 2015

8. Earnings Per Share

The following table reconciles the numerators and denominators used to calculate basic and diluted earnings per share (in millions):

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2015	2014 (Revised)	2015	2014 (Revised)

	(unaudited)		(unaudited)
Income Available to Common Shareholders

Income from continuing operations	$3	$331	$1,439	$1,404
Income (loss) from discontinued operations	346	(22)	124	(189)
Basic and diluted income available to common shareholders	$349	$309	$1,563	$1,215

Weighted Average Shares Outstanding
Basic weighted average shares outstanding	650.2	665.3	655.2	666.9
Effect of dilutive securities:
Stock options and unvested restricted stock	5.0	7.7	6.3	7.9
Diluted weighted average shares outstanding	655.2	673.0	661.5	674.8